Testing the Waters Materials Related to Series #04PHELPS

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#04PHELPS

'04 S.I. FOR KIDS MICHAEL PHELPS ROOKIE CARD

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $20,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS

GALLERY

LEGAL

PSA Certification #14827836

According to the PSA database, the requested certification number is defined as the following:

ITEM INFORMATION

Certification Number	14827836
Reverse Cert Number/Barcode	No
Year	2004
Brand	S.I. FOR KIDS
Sport	MULTI-SPORT CARDS
Card Number	360
Player	MICHAEL PHELPS
Variety/Pedigree	
Grade	GEM MT 10

#04PHELPS | $20K

COMPARABLE ASSET VALUE

ASSET VALUE	TRANSACTIONS
+17453.2%	4

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source / Sale Venue
Sports Illustrated for Kids Michael Phelps Rookie Card (PSA 9)	6/24/2020	$94.00	eBay
Sports Illustrated for Kids Michael Phelps Rookie Card (PSA 9)	6/25/2020	$170.39	eBay
Sports Illustrated for Kids Michael Phelps Rookie Card (PSA 10)	3/28/2021	$21,200.00	PWCC
Sports Illustrated for Kids Michael Phelps Rookie Card (PSA 10)	6/15/2021	$16,500.00	PWCC

#04PHELPS | *Visuals*

Phelps has finished on the podium in over 93% of his Olympic events.

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#04PHELPS | *Timeline*

Jun. 1985 — Michael Phelps is born in Baltimore, Maryland.

Jan. 1989 — Sports Illustrated for Kids introduces perforated sheets of nine sports cards in each magazine.

Sep. 2000 — At just 15 years old, Phelps becomes the youngest U.S. Olympic male swimmer since 1932, finishing in 5th place in the 200 meters butterfly.

Mar. 2001 — Three months shy of his 16th birthday, Phelps earns his first world record, posting a time of 1:54.92 in the 2001 United States Spring Nationals.

Jan. 2004 — #04PHELPS is printed and distributed in a sheet of cards in a Sports Illustrated for Kids Magazine.

DESCRIPTION OF SERIES 2004 MICHAEL PHELPS ROOKIE CARD

Investment Overview

•Upon completion of the Series #04PHELPS Offering, Series #04PHELPS will purchase a 2004 Sports Illustrated For Kids #360 Michael Phelps Rookie Card graded PSA GEM MT 10 for Series #04PHELPS (The “Series 2004 Michael Phelps Rookie Card” or the “Underlying Asset” with respect to Series #04PHELPS, as applicable), the specifications of which are set forth below.

•Sports Illustrated is a sports-focused magazine that began in 1954. Starting in 1989, “Sports Illustrated for Kids” began issuing an offshoot publication aimed at children. These magazines often featured sheets of nine uncut players of various sports. To receive a grade from PSA, a single card must be pulled apart from the sheet, which makes high condition cards relatively scarce.

•Michael Phelps is a professional swimmer who has competed in five Olympic Games for Team USA (2000, 2004, 2008, 2012, 2016) and has won 28 Olympic medals, making him the most decorated Olympian of all time.

•The Underlying Asset is a 2004 Sports Illustrated For Kids #360 Michael Phelps Rookie Card graded PSA GEM MT 10.

Asset Description

Overview & Authentication

•Michael Phelps was born on June 30, 1985, in Baltimore, Maryland.

•Phelps attended the University of Michigan.

•Phelps made his Olympic debut in 2000 in Sydney, placing 5th in the 200 meters butterfly event.

•During the 2004 Olympic Games in Athens, Phelps won gold medals in the 100 meters butterfly, 200 meters butterfly, 200 meters medley, 400 meters medley, 4x200 meters freestyle, and the 4x100 meters medley. Phelps won the bronze medal in the 200 meters freestyle and 4x100 meter freestyle.

•During the 2008 Olympic Games in Beijing, Phelps won gold medals in the 100 meters butterfly, 200 meters butterfly, 200 meters freestyle, 200 meters medley, 400 meters medley, 4x100 meters freestyle, 4x200 meters freestyle, and the 4x100 meters medley.

•During the 2012 Olympic Games in London, Phelps won gold medals in the 100 meters butterfly, 200 meters medley, 4x100 meters medley, and the 4x200 meters freestyle. Phelps won silver medals in the 200 meters butterfly and the 4x100 meters freestyle.

•During the 2016 Olympic Games in Rio, Phelps won gold medals in the 4x100 meters medley, 4x100 meters freestyle, 200 meters butterfly, 4x200 meters freestyle, and the 200 meters medley. Phelps won a silver medal in the 100 meters butterfly.

•Phelps has won 34 medals in the Swimming World Championships. “His four individual world records and seven gold medals at the 2007 World Championships made him the winningest athlete in world championship history.”

•The Underlying Asset has been issued a grade of GEM MT 10 by Professional Sports Authenticators (PSA) with Certification No. 14827836.

Notable Features

•The Underlying Asset is a 2004 Sports Illustrated For Kids #360 Michael Phelps Rookie Card graded PSA GEM MT 10.

•The Underlying Asset is 1 of 2 2004 Sports Illustrated For Kids #360 Michael Phelps Rookie Card examples graded PSA 10 with 0 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 2004 Michael Phelps Rookie Card
Sport	Swimming
Professional League	Olympics
Player / Number	Michael Phelps
Team	Team USA
Year / Season	2004
Memorabilia Type	Trading Card
Manufacturer	Sports Illustrated
Rarity	1 of 2 (PSA 10)
Number in Set	#360
Authentication	Professional Sports Authenticators (PSA)
Grade	10
Certification	14827836

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2004 Michael Phelps Rookie Card going forward.